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NEURALSTEM GRANTS LICENSES FOR CENTRAL NERVOUS SYSTEM
THERAPY SURGICAL DEVICES TO CEDARS-SINAI MEDICAL CENTER

ROCKVILLE, MD, February 20, 2013 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that it has granted licenses to intellectual property surrounding its spinal cord delivery platform, floating cannula, and method for delivering therapeutic agents to the spinal cord to Cedars-Sinai Medical Center, a non-profit academic medical center located in Los Angeles, CA. The license agreements grant Cedars-Sinai Medical Center the non-exclusive right to use the licensed intellectual property in academic research. This is the second group of licenses announced by Neuralstem for these technologies. The financial terms of the agreement were not disclosed. Neuralstem holds the exclusive worldwide licenses to the platform and cannula technologies.

The platform and cannula have been used since 2010 in a Phase I ALS trial, sponsored by Neuralstem and recently completed at Emory University, covering the delivery of Neuralstem’s NSI-566 neural stem cells into the spinal cords of patients with amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease). Neuralstem recently received FDA approval to commence a Phase I trial in chronic spinal cord injury using the platform and cannula technologies.

“This second set of licenses for our devices further demonstrates the growing acceptance of intraspinal delivery of therapeutics, once thought impossible, in the treatment of spinal cord conditions and diseases,” said Richard Garr, Neuralstem’s President and CEO. “We have shown that it can be done safely in our ALS trial in 15 patients, and 18 procedures, in which three patients successfully returned for second transplants. We plan to continue our licensing program to industry and academia as they begin to explore the possibilities our technology has enabled.”

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem completed dosing of the last patient in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, in August 2012; the trial ends six months after that last surgery. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury, ischemic stroke and glioblastoma (brain cancer). The company received approval to commence a Phase I safety trial in chronic spinal cord injury in January 2013.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company is in a Phase Ib safety trial evaluating NSI-189, its first neurogenic small molecule compound, for the treatment of major depressive disorder (MDD). Additional indications could include chronic traumatic encephalopathy (CTE), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the period ended September 30, 2012.

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